UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2020

MSCI Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 World Trade Center, 250 Greenwich St., 49th Floor, New York, NY 10007

(Address of principal executive offices) (Zip Code)

(212) 804-3900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MSCI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2020, MSCI Inc. (the “Company”) announced that, pursuant to mutual agreement, Linda S. Huber will step down from her role as Chief Financial Officer of the Company, effective September 25, 2020 (the “Transition Date”) and will be succeeded by Andrew C. Wiechmann. Ms. Huber will remain with the Company for a transition period to ensure a seamless transfer of her responsibilities to Mr. Wiechmann.

Mr. Wiechmann, age 40, joined MSCI in July 2012 and has served as the Chief Strategy Officer since May 2019, a role he will continue to perform in the near term. In this capacity he has been responsible for driving the Company’s transformational strategy, overseeing M&A and partnership activities and supporting the business on its most important strategic growth initiatives. He was the Company’s Interim Chief Financial Officer from March to May 2019. Immediately prior to that, he served as Head of Strategy and Corporate Development since July 2012 and Head of Investor Relations since December 2017, and Head of Financial Planning and Analysis from July 2015 to December 2017. In these roles, Mr. Wiechmann has been responsible for overseeing all aspects of the Company’s capital structure, including share repurchases and financing transactions, as well as dividend and leverage policies. Prior to joining MSCI, Mr. Wiechmann was an investment banker at Morgan Stanley where he executed M&A and capital markets transactions for financial technology and specialty finance companies. Mr. Wiechmann holds Bachelor of Arts degrees in physics and economics from Hamilton College.

The selection of Mr. Wiechmann to serve as the Company’s Chief Financial Officer was not made pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Wiechmann and any director or other executive officer of the Company and there are no related persons transactions (within the meaning of Item 404(a) of Regulation S-K) involving Mr. Wiechmann and the Company and/or its subsidiaries.

In connection with Mr. Wiechmann’s appointment, the Board of Directors of the Company (the “Board”) approved an offer letter agreement with Mr. Wiechmann (the “Offer Letter”) that provides for: (i) a base salary rate of $500,000 per annum, (ii) eligibility to receive an annual cash bonus award, with a target annual bonus opportunity for 2020 of $600,000 (with the actual 2020 cash bonus award payable to Mr. Wiechmann pro-rated from the Transition Date) and (iii) eligibility to receive a long-term incentive plan (“LTIP”) award with an aggregate target grant date value of $900,000 commencing in 2021.

The actual 2020 annual cash bonus that will be paid to Mr. Wiechmann will be governed by the terms of the Company’s Annual Incentive Plan and will pay out between 0% and 150% of his target annual cash bonus opportunity based on the level of attainment of specified financial performance metrics (weighted at 70%) and individual leadership and functional performance metrics (weighted at 30%), as determined by the Compensation and Talent Management Committee of the Board. In order to receive payment of any annual cash bonus, Mr. Wiechmann must be actively employed by the Company and in good standing on the date the cash bonuses are paid. Mr. Wiechmann’s actual cash bonus for 2020 is expected to be paid in February 2021.

Mr. Wiechmann’s LTIP award will be granted pursuant to the MSCI Inc. 2016 Omnibus Incentive Plan (the “Omnibus Plan”) and will be on terms and conditions consistent with those of LTIP awards granted to other members of the Company’s Executive Committee, including with respect to the mix of equity vehicles. Mr. Wiechmann is expected to be eligible for his annual LTIP award in February 2021.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

This transition was not the result of any disagreement or dispute on matters relating to the Company’s strategy, operations, financial reporting, or other policies or practices.

Item 7.01	Regulation FD Disclosure

The press release announcing the matters described in Item 5.02 above is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information furnished under Item 7.01 of this Report, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Offer Letter, executed September 24, 2020, between MSCI Inc. and Andrew C. Wiechmann

Exhibit 99.1	Press Release of the Registrant, dated September 25, 2020.

Exhibit 104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.

Date: September 25, 2020	By:	/s/ Henry A. Fernandez
	Name:	Henry A. Fernandez
	Title:	Chairman and Chief Executive Officer